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                                                                    EXHIBIT 99.2

STROUDS
T H E   L I N E N   E X P E R T S-Registered Trademark-



           STROUDS, INC. SEEKS APPROVAL TO BE ACQUIRED BY iHOME, INC.
                        AS PART OF $38 MILLION ASSET SALE

CITY OF INDUSTRY, CALIFORNIA - FEBRUARY 2, 2001 - Strouds, Inc., a specialty retailer of bed, bath, tabletop and other home textile products, announced today that it is seeking approval of the sale of substantially all of the assets of its business. iHome, Inc. has agreed to purchase 50 stores, two distribution centers, corporate headquarters and additional assets including all trade names, trademarks, copyrights and the company website for approximately $38 million.

The sale agreement, which is supported by Strouds' unsecured creditors' committee and the boards of directors of both companies, is subject to a formal agreement and the approval of the Bankruptcy Court. The sale motion was filed with the Court on Wednesday, January 31. The sale will be completed through procedures under Section 363 of the U.S. Bankruptcy Code.

"Since the Company's voluntary Chapter 11 filing in September 2000, management and the Board of Directors have been exploring various alternatives that would result in maximum recovery to our creditors and, at the same time, have the least impact on the jobs of our employees," said President and Chief Executive Officer Thomas S. Paccioretti. "After careful consideration, it was determined that sales of substantially all Company assets is in the best interest of Strouds' creditors, employees, customers and suppliers. Management believes that under new ownership, the Strouds business will be able to capitalize on its industry leader position, while having access to greater financial resources."

Tom Paccioretti will continue to serve as president and chief executive officer of Strouds and the existing corporate headquarters and distribution facilities in City of Industry will remain operational. The sale is scheduled to be completed in March.

Strouds, Inc., the Linen Experts-Registered Trademark-, is a specialty retailers of bed, bath, tabletop and other home textile products. The Company currently operates 56 stores in four states and also markets its home products through its web sites, www.strouds.com and www.linenexperts.com.

EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS DISCUSSED IN THE NEWS RELEASE ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISK AND UNCERTAINTIES, AND ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE COMPANY'S PRESENT EXPECTATIONS. AMONG THE IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED IN THE FORWARD-LOOKING STATEMENTS ARE: CUSTOMER DEMAND AND TRENDS IN THE HOME TEXTILES INDUSTRY, THE PERFORMANCE OF STORES IN THE NEW MARKETS, THE EFFECT OF ECONOMIC CONDITIONS, THE IMPACT OF THE COMPETITIVE OPENINGS AND PRICING, SUPPLY CONSTRAINTS OR DIFFICULTIES, AND OTHER RISKS DETAILED IN THE COMPANY'S SECURITIES AND EXCHANGE COMMISSION FILINGS.